UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 25, 2011

BUSINESS MARKETING SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	333-152017	80-0154787
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

350 Madison Avenue, 8th Floor
New York, NY 10017

(Address of Principal Executive Offices)

(646) 837-0355

(Registrant's Telephone Number, including area code)

1 Broadway, 10th Floor
Cambridge, MA 02142

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

On February 25, 2011 (the “Closing Date”), Business Marketing Services, Inc. (the “Registrant”), a Delaware corporation, completed the acquisition of certain assets pursuant to the terms and conditions of the Share Transfer Agreement (the “STA”) by and between the Registrant and Smartlaunch Systems A/S (“Smartlaunch”). The assets so purchased by the Registrant are described in more detail below, and in the STA, which is attached hereto as an exhibit. The purchase price of the assets purchased by the Registrant pursuant to the STA was 654,648 Swedish Kroner, the equivalent of $120,979.00. The purchase price was paid by the Registrant through the issuance of a promissory note to Smartlaunch (the “Note”).  The Note has a one (1) year term, is payable at maturity and has an interest rate of ten (10) percent. The interest on the Note is payable 180 and 360 days from the issuance date of the Note. The Note is unsecured.

On the Closing Date, under the terms and conditions of the STA, the Registrant purchased and Smartlaunch sold all of its rights, title and interest in shares of the common stock of Adcore Aps, a Danish corporation with offices at Kristen Bernikows Gade 6, 4. 1105 Copenhagen K, Denmark; company number: 32320465. The shares acquired by the Registrant equal 10% of the issued and outstanding common stock of Adcore Aps.

The foregoing descriptions of the STA and Note, and the transactions contemplated thereby are a summary of terms, are not intended to be complete and are qualified in their entirety by the complete text of those agreements, copies of which is attached as Exhibits 10.1 and 10.2 to this Report.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits.

The following Exhibits are hereby filed as part of this Current Report on Form 8-K:

Exhibit                     Description

10.1	Share Transfer Agreement between the Registrant and Smartlaunch Systems A/S, dated February 25, 2011.

10.2	Promissory Note dated February 25, 2011 issued by the Registrant to Smartlaunch Systems A/S.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Business Marketing Services, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUSINESS MARKETING SERVICES, INC.

Dated: February 25, 2011	By:	/s/ Hans Pandeya
Hans Pandeya
Chief Executive Officer